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                                                                  Exhibit 99.04

                                                   CONTACTS: Richard A. Drexler
                                                                   847-535-9702
                                                                 Mark Standefer
                                                                   773-933-8336

            ALLIED PRODUCTS COMPLETES MAJOR ASSET SALE TO ENPROTECH
                         WITH BANKRUPTCY COURT APPROVAL

     CHICAGO, Jan. 25, 2001 -- Chicago-based Allied Products Corporation announced today that it has completed a transaction involving the sale of a substantial majority of the assets of its Verson and Verson Standard Products divisions. The purchaser is Enprotech Corp., of New York. The purchase price was $21.5 million less certain adjustments.

     Prior to completion of the transaction, it had been approved by the United States Bankruptcy Court for the Northern District of Illinois. Allied Products is currently operating under the protection of the Bankruptcy Court.

     "The proceeds of this sale permitted Allied Products to pay off its entire secured debt, which totaled approximately $9.3 million. The Company also will be able to address a portion of the claims of its other creditors," said Richard A. Drexler, Chairman, President and Chief Executive Officer of Allied Products.

     We continue seeking opportunities to sell or utilize those assets of the Company not acquired by Enprotech Corp., but at this time we cannot be sure that the disposition of those remaining assets will generate proceeds sufficient to satisfy in full all our creditors' claims," said Drexler.


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